Exhibit 99.1
P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist
Senior Manager, Investor Relations
(603) 773-1212
Timberland Announces Restatement Related to
Accounting for Foreign Currency Hedges
And Postpones Release of First-Quarter Earnings
Stratham, NH, April 25, 2007 – The Timberland Company (NYSE: TBL) announced today that it is postponing the release of its first-quarter results and related conference call to make certain non-cash adjustments to its financial statements. As the result of a review of recent clarifying guidance relating to accounting for certain foreign currency hedging instruments, the Company has determined that certain technical requirements of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended were not met. Accordingly, the Audit Committee of the Company’s Board of Directors, upon the recommendation of the Company’s management, concluded that the Company’s previously issued financial statements for the fiscal years ended 2001 through 2006 (as well as the reports of the Company’s independent registered public accounting firm for those years), and the corresponding interim periods should no longer be relied upon. The Company will be filing an amendment to its Annual Report on Form 10-K for 2006 to restate its financial statements and other financial information for the years 2006, 2005, and 2004 and financial information for 2003 and 2002, and for each of the quarters in years 2006 and 2005.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “While I am disappointed that technical accounting issues forced us to postpone our first-quarter earnings release, our team’s energy worldwide continues to be focused on building the Timberland® brand, on improving the performance of our enterprise, and on delivering against the business objectives we set for ourselves in 2007. We are making progress against our strategic objectives, and look forward to reviewing results on our quarterly conference call as soon as possible. In the meantime, we will continue to strive to make our financial reporting clear and transparent to shareholders, just as we strive to make products that exceed demanding consumers’ expectations globally.”
Revenues, cash flow and liquidity will not be impacted by this restatement. Timberland estimates that the cumulative impact of the restatement since the adoption of SFAS 133 in 2001 will reduce retained earnings by less than $10 million. The Company expects an impact to 2007 financial results, which will be quantified when the Company reports first-quarter results. The Company expects first-half and full-year results in line with its previously announced outlook excluding the impact of this change in accounting treatment.
Under the Company’s previously applied hedge accounting treatment, the derivative gains and losses designated as cash flow hedges had been included as a component of equity until the hedged transactions were settled, at which time the hedging gains and losses were reclassified to the income statement. The restatement will include these gains and losses in earnings on a current basis as the changes in value of the derivatives occur. Accordingly, the timing of when the gains and losses will be recognized in earnings will be changed.

John Crimmins, the Company’s acting Chief Financial Officer said, “In light of recent developments related to the application of hedge accounting, we are restating our financial statements to reflect the proper application of this standard after the recent clarifying guidance. We constantly monitor interpretations of accounting standards by regulators and accounting professionals to evaluate our accounting practices. ”
The Company will release its first-quarter earnings and hold its quarterly conference call as soon as the restatement is complete. The Company will also delay the filing of its first-quarter 10-Q accordingly.
Background
SFAS 133 allows companies to assert that the critical terms of a hedged item and those of the hedging derivative instrument match. These critical terms include the underlying currency, amount, and timing. When these conditions are met, the hedging approach referred to as the matched-critical terms method may be applied. Recent clarification by the SEC regarding the application of the matched-critical terms method, specifically the match between the timing of settlement payments between the hedged item and the hedging instrument, has led the Company to the conclusion that the settlement of its derivatives which occur at the end of each fiscal quarter do not effectively match the revenue of its business which is recorded on a daily basis. As a result of this mismatch, the Company’s hedging activity does not qualify for hedge accounting treatment under this approach.
Timberland is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Mion®, GoLite® and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.